Exhibit 10.8

Note: Material has been omitted from this Distribution Agreement between Virgin Mobile USA, LLC and Sprint Spectrum, L.P. pursuant to a request for confidential treatment and such material has been filed separately with the Securities and Exchange Commission. Material omitted has been replaced with an asterisk.

AMENDED AND RESTATED

DISTRIBUTION AGREEMENT

between

VIRGIN MOBILE USA, LLC

and

SPRINT SPECTRUM L.P.

TABLE OF CONTENTS

1.0	DEFINITIONS		1

2.0	TERM		3

3.0	SCOPE AND SALE OF PRODUCTS		3

	3.1.	GENERAL/LICENSE TO SELL PRODUCTS	3
	3.2.	SPRINT AFFILIATE SALES	4
	3.3.	SERVICE	4
	3.4.	PRODUCT MIX AND ACCESSORIES	4
	3.5.	ORDERING AND ACCEPTANCE	4
	3.6.	CANCELLATION OF PURCHASE ORDER	5
	3.7.	SHORTAGES	5
	3.8.	RESTRICTIONS ON RESALE	5
	3.9.	SUGGESTED RETAIL PRICE	5
	3.10.	TOP-UP CARDS	5

4.0	CUSTOMERS AND PROCEDURES; RESTRICTIONS		7

5.0	SHIPPING		7

	5.1.	GENERAL	7
	5.2.	PACKING	7
	5.3.	PARTIAL SHIPMENTS	8
	5.4.	OVERSHIPMENTS	8
	5.5.	INSPECTION AND RETURN OF SHIPMENT	8

6.0	INVOICE, PAYMENT AND TAXES		8

	6.1.	INVOICE	8
	6.2.	PAYMENT	10
	6.3.	VMU DISPUTED AMOUNTS	10
	6.4.	TAXES	11

7.0	RETURNS AND WARRANTY CLAIMS		11

	7.1.	RETURN PROCESS	11
	7.2.	DEFECTIVE PRODUCTS	11
	7.3.	CUSTOMER SATISFACTION RETURNS	11
	7.4.	TIMING OF REFUNDS	12
	7.5.	WARRANTY CLAIMS	12

8.0	PRICE PROMOTIONS, PRICE PROTECTION		12

	8.1.	PRICE PROMOTIONS	12
	8.2.	PRICE PROTECTION	13
	8.3.	PRICING STATUS AS OF EFFECTIVE DATE	13

9.0	MARKETING		13

	9.1.	MARKETING FUNDS	13
	9.2.	DISPLAYS AND POINT OF PURCHASE MATERIAL	14
	9.3.	MARKETING MATERIALS	14
	9.4.	USE OF TRADEMARKS	15
	9.4.1. General		15
	9.4.2. Modification of Marketing Materials		15
	9.4.3. Approvals		15
	9.4.4. Extensions to Third Parties Prohibited		15
	9.5.	ADVERTISING AND BUSINESS PRACTICES	16

i

10.0	TRAINING		16

11.0	OTHER COVENANTS		16

	11.1.	DISCLAIMER OF WARRANTIES	16
	11.2.	ETHICAL CONDUCT AND RELATED COVENANTS	16
	11.3.	THEFT AND FRAUD	16
	11.4.	SPRINT’S RESPONSIBILITY FOR FRAUD	17
	11.5.	INTERNET SALES AND INTERNET MARKETING	17

12.0	REPRESENTATIONS AND WARRANTIES		17

	12.1.	DUE INCORPORATION OR FORMATION; AUTHORIZATION OF AGREEMENTS	17
	12.2.	NO CONFLICT; NO DEFAULT	17
	12.3.	LITIGATION	17

13.0	INSURANCE		18

14.0	INDEMNIFICATION		18

	14.1.	GENERAL CROSS-INDEMNIFICATION FOR THIRD PARTY CLAIMS	18
	14.2.	VMU’S INTELLECTUAL PROPERTY INDEMNIFICATION	18

15.0	LIMITATION OF LIABILITY		19

16.0	TERMINATION OF AGREEMENT		19

	16.1.	EVENTS OF TERMINATION	19
	16.2.	METHOD OF TERMINATION	19
	16.3.	DUTIES UPON TERMINATION	20
	16.4.	EFFECT OF TERMINATION	20

17.0	CONFIDENTIALITY		21

18.0	GENERAL PROVISIONS		21

	18.1.	NOTICES AND INQUIRIES	20
	18.2.	CONSTRUCTION	21
	18.3.	TIME	21
	18.4.	INDEPENDENT CONTRACTORS	21
	18.5.	HEADINGS	22
	18.6.	SEVERABILITY	22
	18.7.	FURTHER ACTION	22
	18.8.	GOVERNING LAW/JURY TRIAL WAIVER	22
	18.9.	COUNTERPART EXECUTION	22
	18.10.	ENTIRE AGREEMENT AND AMENDMENTS	22
	18.11.	PARTIES IN INTEREST; LIMITATION ON RIGHTS OF OTHERS	22
	18.12.	ASSIGNABILITY	23
	18.13.	WAIVERS	23
	18.14.	FORCE MAJEURE	23
	18.15.	DISCLOSURE	23
	18.16.	COMPLIANCE WITH LAWS	23
	18.17.	CONFLICTS	24

ii

EXHIBITS:

Exhibit A – [Intentionally Omitted]

Exhibit B – INDEMNIFICATION PROCEDURES

Exhibit C – PRICE LIST

Exhibit D — VMU TRADEMARK POLICY

Exhibit E — VMU RETURN POLICY

Exhibit F — SPRINT AFFILIATE OPT-IN AGREEMENT

Exhibit G — SPRINT AFFILIATE LIST

Exhibit H — VMU MASTER CARTON QUANTITIES

iii

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

This Amended and Restated Distribution Agreement (“Agreement”) is entered into as of July 29, 2003 (“Effective Date”) between Sprint Spectrum L.P. (“Sprint”) and Virgin Mobile USA, LLC (“VMU”).

BACKGROUND

A.	Sprint and VMU entered into a Distribution Agreement effective February 13, 2003 (the “Original Agreement”). The parties desire to amend and restate the Original Agreement in its entirety as set forth in this Agreement

B.	Pursuant to this Agreement, Sprint desires to purchase Products from VMU for sale in the Stores on the terms and conditions contained in this Agreement.

C.	VMU desires to sell Products to Sprint on the terms and conditions contained in this Agreement.

Now, therefore, and in consideration of the above premises and the covenants, terms and conditions of this Agreement, the parties agree as follows:

1.0	DEFINITIONS

“Accessories” means the cellular phone accessories that the parties mutually agree in advance in writing will be branded with the Authorized Marks pursuant to the terms and conditions of this Agreement and the VMU Trademark Policy.

“Activated” means an airtime personal identification number that VMU, through its internal Activation process, has made capable of being Associated.

“Activation” means the internal VMU process whereby an airtime personal identification number is made capable of being Associated and used by an End-User.

“Associated” means that an End-User’s airtime personal identification number has been linked with an End-User’s account with VMU and such airtime personal identification number is capable of being used by the End-User.

“Associating” means the linking of a VMU airtime personal identification number with a VMU customer’s account with VMU.

“Authorized Designs” means the package designs and other trade dress elements created by VMU for use with the promotion and sale of the Accessories by Sprint and/or Sprint Affiliates, as set forth in the attached Exhibit D, as may be amended and supplemented from time to time in VMU’s sole discretion.

“Authorized Marks” means trademarks, service marks, trade names, logos, trade-dress and other source identifying indicia, including, without limitation, Authorized Designs, that VMU authorizes Sprint to use or display pursuant to this Agreement.

“Confidential Information” means all nonpublic information concerning a party’s business including, but not limited to: (a) financial information, pricing and discount information disclosed at any time, including before the execution of this Agreement; (b) this Agreement, and any proposals or negotiations leading up to the Agreement; (c) trade secrets, and (d) all tangible, intangible, visual, electronic, verbal, past, present, or future information related to the negotiation, execution or operation of this Agreement. Confidential Information does not include information that is: (a) in the public domain through no fault of the recipient; (b) within the legitimate possession of the recipient, with no confidentiality obligations to a third party; (c) lawfully received from a third party having rights in the information without restriction, and without notice of any restriction against its further disclosure; or (d) independently developed by the recipient.

“Co-op Fund” means the money that VMU will set aside to fund jointly approved marketing efforts as described in Section 9.

“End-User” means the customers that purchase Products within the Stores and the Sprint Affiliate Stores and that are VMU customers.

“Face Value” means the stated denomination value on the face of the Top-Up Cards, as offered by VMU.

“Point-of-Sale Displays” means the point-of-sale displays on which the Stores and Sprint Affiliate Stores shall display the Products as described in Section 9.2 and set forth on Exhibit I of this Agreement.

“PCS Services Agreement” means the agreement executed by the parties effective October 4, 2001 that provides for the sale by Sprint to VMU of telecommunications services.

“Price” means the price for each Product that Sprint will pay VMU, as set forth in Exhibit C, and as amended in writing from time-to-time by VMU.

“Products” means the VMU Phones and Top-Up Cards, and any other tangible goods which are offered for sale by VMU to Sprint.

“Service” means the wireless telecommunications services provided by VMU via the Products.

“Sprint Affiliate” means a wireless telecommunications company that sells products and services under the Sprint or Sprint PCS brands under agreement with Sprint which companies (i) are located within the United States and (ii) have agreed to provide wireless services to VMU under the PCS Services Agreement and (iii) been approved in advance and in writing by VMU. The initial list of Sprint Affiliates, which may be amended from time to time upon the mutual written agreement of VMU and Sprint, is attached as Exhibit G. The term “Sprint Affiliate” shall also include certain other third parties that (i) sell wireless telecommunications products in Sprint branded locations within the United States and (ii) have been approved in advance and in writing by VMU.

“Sprint Affiliate Stores” means the physical retail stores owned and operated by the Sprint Affiliates.

“Sprint Marks” means trademarks and trade-dress that Sprint authorizes VMU to use or display pursuant to Sprint Trademark License Agreement.

“Sprint Trademark License Agreement” means the agreement executed by VMU and Sprint Communications Company, L.P., effective October 4, 2001, that provides for the license to VMU of the Sprint Marks.

“Stores” means Sprint’s branded physical retail stores located in the United States (not including Puerto Rico) within the Sprint PCS calling area in which Sprint sells primarily wireless services and which stores are not Sprint Affiliate Stores.

“Top-Up Card” means the cards purchased by End-Users as a means of pre-paying for the Service. End-Users utilize these cards by Associating the airtime personal identification number on the card with the End-User’s account with VMU to increase the credit balance of the End-User’s account with VMU.

“VMU Phone” and “Phone” means the handsets offered for sale by VMU to Sprint.

“VMU Return Policy” means the policy attached as Exhibit E.

“VMU Trademark Policy” means the policy attached as Exhibit D.

“Web Interface” means the web interface to be provided by VMU to Sprint and the Sprint Affiliate Stores as described in Section 3.10.

The definitions in this Agreement apply equally to both the singular and plural forms of the terms defined.

2.0	TERM

The term of this Agreement is 12 months from the date of the Effective Date, unless terminated sooner as permitted in this Agreement. This Agreement automatically renews for consecutive 1-year periods unless either party gives the other party written notice of non-renewal at least 30 days before the anniversary date.

3.0	SCOPE AND SALE OF PRODUCTS

3.1.	General/License to Sell Products

Sprint will sell Products as Sprint’s primary third-party pay-as-you go offering in substantially all of the Stores. Further, Sprint may sell the Products in its other branded distribution channels (e.g. Sprint LTD retail stores) as mutually agreed in writing upon by the parties. VMU agrees to sell to Sprint and Sprint agrees to purchase Products at the applicable Prices subject to the terms and conditions of this Agreement and any existing or future laws, regulations or court orders affecting the performance of a party’s obligations under this Agreement. VMU grants Sprint a non-exclusive, non-sublicensable, non-transferable license to sell the Products within the Stores to End-Users in accordance with the terms and conditions of this Agreement. Sprint may place orders for Products under the procedure outlined in Section 3.5. Sprint is not obligated by this Agreement to buy any quantity of Products.

3.2.	Sprint Affiliate Sales

Solely during the term and subject to the terms and conditions of this Agreement, VMU licenses Sprint to sell Products to Sprint Affiliates for resale in the Sprint Affiliate Stores to End Users so long as each of the Sprint Affiliates agrees in advance in writing to the minimum terms attached as Exhibit F. VMU has the right to remove Sprint Affiliates from Exhibit G for cause upon written notice to Sprint, and Sprint shall cease offering Products to such Sprint Affiliates as soon as possible following such notice. For purposes of this Section 3.2, “cause” shall mean (i) such Sprint Affiliate has ceased providing wireless services to VMU under the PCS Services Agreement or (ii) such Sprint Affiliate has violated any of the terms and conditions set forth in Exhibit F. Further, VMU may remove a Sprint Affiliate from Exhibit G for any reason upon 90 days written notice to Sprint, and Sprint will cease offering Products to such Sprint Affiliate within 90 days after Sprint’s receipt of such notice.

3.3.	Service

VMU will provide the Service via the Products to End-Users. Sprint will not provide any service or support to End-Users other than as detailed in this Agreement. End-Users will activate the Service by contacting VMU as instructed in marketing materials included with the Products. Sprint shall direct all inquiries from End-Users regarding the Products and Service to VMU to the toll-free customer service number provided by VMU.

3.4.	Product Mix and Accessories

After consultation with VMU, Sprint will determine the proper Product mix for the Stores. Sprint will carry at least one (1) handset model of the Phones in the Stores. VMU grants Sprint a non-exclusive, non-sub-licensable (except as set forth in Section 1.1 of Exhibit D), non-transferable (except as set forth in Section 18.12 herein) license to (i) offer Accessories for sale to End-Users in the Stores using the Authorized Marks, (ii) sell Accessories to Sprint Affiliates for resale to End-Users in the Sprint Affiliate Stores using the Authorized Marks, and (iii) promote the sale of Accessories to End-Users in the Stores and the Sprint Affiliate Stores (as applicable) using the Authorized Marks subject to the terms and conditions of this Agreement and the VMU Trademark Policy.

3.5.	Ordering and Acceptance

Sprint will order Products by delivering to VMU a purchase order. Sprint shall receive and aggregate orders for Products and associated merchandising materials from the Stores and compile such aggregated information into aggregate orders to be provided to VMU on in the format specified by VMU. The parties will implement electronic data interchange (EDI). The parties will work towards developing and implementing electronic data interchange standards and will, if electronic data interchange is implemented, conduct all reporting, invoice handling and other processes set forth in this Agreement using EDI standards. VMU shall have the right to accept or reject any purchase order. VMU may elect to accept the order by delivery of any of the Products ordered under the purchase order. If VMU does not deliver Products ordered under a purchase order within 45 days of its issuance, the purchase order will be deemed rejected. Upon VMU’s acceptance of the purchase order, such purchase order shall constitute a binding commitment on the part of Sprint to purchase the Products set forth in such purchase order, subject to Section 3.6. The parties agree the purchase order will be deemed amended to conform to this Agreement and any terms and conditions on the purchase order which are inconsistent with or different from the terms and conditions contained in this Agreement will be of no force and effect. Sprint agrees that all purchase orders submitted by Sprint shall contain the following information: (i) purchase order number, (ii) ship to location, (iii) delivery due date, (iv) the Product “sku” for the Products being ordered, and (v) the quantity of each Product being ordered. In order to assist VMU, Sprint shall provide VMU, on a monthly basis, a non-binding, rolling six (6) month forecast for reasonably anticipated sales of the Products at the Stores.

3.6.	Cancellation of Purchase Order

Sprint may cancel a purchase order if VMU (i) receives written notice of cancellation from Sprint within 2 business days prior to VMU’s scheduled shipment of the order, or (ii) notifies Sprint that it cannot ship Products identified on a purchase order supplied to it in accordance with this Agreement within 2 business days of the date specified in the purchase order.

3.7.	Shortages

If a Product is no longer available, or is available in insufficient quantities to fill the purchase order, VMU will notify Sprint, and Sprint may, in Sprint’s sole discretion, either modify or cancel that purchase order. VMU may not provide a substitute for any Products on any purchase order without Sprint’s written consent.

3.8.	Restrictions on Resale

Sprint agrees to sell the Products in the Stores solely to End-Users. Sprint agrees that it will not knowingly, directly or indirectly, sell VMU Phones to a reseller of personal communications services or to anyone that is purchasing the VMU Phones for the purpose of reselling them. Without limiting the foregoing, Sprint will take reasonable efforts to determine if a volume purchaser is a reseller of personal communications services or an equipment distributor/wholesaler. This Agreement authorizes Sprint to sell the Products in the Stores to End-Users and to sell the Products to the Sprint Affiliates for resale by the Sprint Affiliates in the Sprint Affiliate Stores to End-Users, in each case subject to the terms and conditions of this Agreement.

3.9.	Suggested Retail Price

Sprint agrees to purchase the Phones, and pay VMU for the sale of Top-Up Cards, as set forth in Exhibit C. Although Exhibit C contains the suggested retail price of the Products, Sprint shall determine the prices at which it shall sell the Products to End-Users or to Sprint Affiliates.

3.10.	Top-Up Cards

Sprint will sell the full range of Face Values of Top-Up Cards at the Stores in quantities that Sprint establishes in its sole discretion. Sprint will pay for VMU for Top-Up Cards as set forth in Exhibit C. If Sprint determines a point-of-sale activation system allowing the Activation of Top-Up Cards at the register is in its best interest, the parties will work together to implement it. If Sprint implements a point-of-sale activation system, subject to the following paragraph and subject to Section 16.1(a) of this Agreement, VMU will reimburse Sprint up to * in the aggregate to reimburse Sprint for actual costs incurred by Sprint in developing the systems for point-of-sale activation to allow for Activation of Top-Up Cards at the register.

If Sprint offers for sale within the Stores during the term of this Agreement any third-party pay-as-you-go wireless handset or airtime card, Sprint will not be entitled to the * payment under the previous paragraph. If it has received any reimbursement from VMU for a point of sale activation system in accordance with the previous paragraph and Sprint offers a third-party pay-as-you-go wireless handsets or airtime cards in the Stores during the term of the Agreement, then Sprint will refund VMU the full amount of any such reimbursement promptly following the date that Sprint commences offering any such third-party products or services in any of the Stores.

Upon Sprint’s assumption of risk of loss in accordance with Section 5.1, Sprint shall be responsible for Top-Up Cards and shall pay VMU * of the Face Value of the Top-Up Cards. Sprint shall hold all Top-Up Cards in its possession with all reasonable and due care and shall be solely responsible for Top-Up Cards in its, or its agents, possession.

VMU will ship Top-Up Cards as part of a purchase order. The Top-Up Cards will be sent from VMU’s distributor (BrightPoint). End-Users will be responsible for Associating the Top-Up Card with the End-User’s account. VMU will deliver Top-Up Cards to Sprint hereunder which have not been Activated. The Top-Up Cards will be Activated at the Stores and the Sprint Affiliate Stores prior to sale to End-Users. VMU shall work with Sprint to provide the Stores and the Sprint Affiliate Stores with a Web Interface to be accessed by authorized representatives of the Stores and the Sprint Affiliate Stores for Activation of the Top-Up Cards prior to sale in the Stores and the Sprint Affiliate Stores. For the avoidance of doubt, the parties agree that the Web Interface that shall be provided by VMU to Sprint does not constitute a point-of-sale activation system for which Sprint is entitled to any reimbursement under this Section 3.10.

The Stores and the Sprint Affiliate Stores may use the Web Interface to deactivate Top-Up Cards that have been previously Activated but may only deactivate those Top-Up Cards that have not been Associated to an End-User’s account with VMU and that are returned by the End-User unopened in the original packaging. Notwithstanding anything to the contrary in the VMU Return Policy, VMU shall only accept the return of Top-Up Cards that have been previously Activated as follows:

If the Top-Up Card has not been Associated to an End-User’s account with VMU or used in any manner as verified through the Web Interface and the Top-Up Card is unopened in the original packaging, the authorized representative at the Store or the Sprint Affiliate Store shall deactivate and void the Top-Up Card via the Web Interface and return to the End-User amounts paid for the Top-Up Card. Virgin Mobile will credit Sprint * of the Face Value of such deactivated and properly returned Top-Up Cards on the next Top-Up Card invoice due from Sprint to Virgin Mobile.

4.0	CUSTOMERS AND PROCEDURES; RESTRICTIONS

All customers who purchase Products through Sprint or a Sprint Affiliate are customers of VMU after the sale of the Product(s). Sprint will comply with all VMU procedures dealing with VMU customers, including any return policy or money back guarantee. Sprint will not impose any charges, terms or conditions on any customer of VMU in addition to or inconsistent with VMU’s terms and conditions, its promotional programs or its advertising and marketing statements or policies.

Sprint shall not solicit or gather information on customers purchasing the Products and/or the Accessories other than information required to conduct a sales transaction (e.g., information required for a credit card purchase). After the sale to an End User, Sprint may ask post-sale questions of the End User that the End User may answer in the End User’s discretion.

To the extent that Sprint receives any information on End Users as a result of this Agreement, Sprint will not use any such information to engage in any marketing, promotion, selling or other efforts directed at such End-Users. The limitation in the previous sentence will not prohibit Sprint from marketing or contacting End Users if the End User is in a Store or if Sprint has contact information for the End User developed independent from this Agreement. Sprint will not cross-reference any End User list against a customer list developed independently from this Agreement and then direct marketing efforts substantially at the End Users that appear on Sprint’s independently developed list.

5.0	SHIPPING

5.1.	General

VMU will ship Products in accordance with Sprint’s purchase order, which will require shipment of Products to Sprint’s designated central distribution centers. Products shall be delivered to Sprint F.O.B. Destination, freight prepaid by VMU. Title and risk of loss with respect to the Products will pass to Sprint once a shipment has been signed as having been received without exception. For the avoidance of doubt, the parties acknowledge and agree that Sprint shall be responsible for * of the Face Value of Top-Up Cards following the Activation of such Top-Up Cards through the Web Interface. VMU will pay all reasonable ground transportation freight charges for the Products shipped; provided, however, that VMU will not pay special shipping and handling charges, including, but not limited to, airfreight. Sprint will utilize its existing supply chain infrastructure to deliver Products to Stores nationwide. Sprint shall receive and aggregate orders for Products from the Stores and Sprint Affiliate Stores and compile such aggregated information into aggregate orders to be provided to VMU pursuant to Section 3.5 on a weekly basis (if any orders are planned by Sprint) in the format specified by VMU.

5.2.	Packing

Sprint shall order, and VMU shall ship, Products and brochures in VMU’s master carton quantities (See Exhibit H for description of master carton quantities). Each shipment of Products will be shipped with the purchase order number, the “sku”, and quantity clearly marked on the exterior, or enclosed in the interior, of one box. The quantity and purchase order number will be clearly marked and readable. Each shipment will include a packing slip, which will be attached to the exterior or enclosed in the interior of one box, and the box will be clearly marked with the notification “PACKING SLIP ENCLOSED.”

5.3.	Partial Shipments

If VMU (i) makes a partial shipment of Products to Sprint without Sprint’s prior approval or (ii) ships and invoices Sprint for any Product not specifically listed on any purchase order without Sprint’s prior approval, Sprint may reject such shipment and return it to VMU using ground transportation without VMU’ authorization. In each case, VMU will pay all reasonable ground transportation freight charges.

5.4.	Overshipments

If Sprint receives an overshipment of Products, Sprint will notify VMU of the overshipment and return the excess Products to VMU in accordance with the process for returns set forth in Section 7.1. VMU will pay all reasonable ground transportation freight charges. If Sprint fails to return the excess Products to VMU, Sprint will be deemed to have purchased the Products and will pay VMU the amount due for the Products pursuant to Section 6.2.

5.5.	Inspection and Return of Shipment

Sprint shall promptly inspect Phones delivered. Upon inspection of a shipment, Sprint may reject Phones that have visible damage. Any items rejected or refused by Sprint because of visible damage must be returned to VMU in accordance with the process for returns set forth in Section 7.1. Sprint will pay all reasonable ground transportation freight charges for Phones that are rejected or refused for visible damage and invoice VMU for the expense. If Sprint discovers any discrepancy between the Products shown on the packing slip and either the Products on the bill of lading or a physical count, including concealed shortages, Sprint will promptly notify VMU of any discrepancy and upon receipt of the notice and confirmation by VMU of the shortage, VMU will issue a new invoice reflecting the shortage or issue a credit statement for the shortage; provided, however, that prompt notice from Sprint with respect to discrepancies in shipments of Top-Up Cards shall mean notice delivered to VMU prior to expiration of the Activation Period. Section 7 covers the procedures for non-visible defects.

6.0	INVOICE, PAYMENT AND TAXES

6.1.	Invoice

VMU will invoice Sprint for each shipment of Products. Exhibit C details the amount VMU may invoice for various Products.

VMU must send each invoice to:

Sprint Spectrum L.P.

Supplier Disbursements Department

Mailstop: KSOPKD0101

6860 W. 115th Street

Overland Park, KS 66211

Each invoice must include: (i) VMU’s name and remit address, (ii) invoice number, (iii) invoice date, (iv) the name of VMU’s Sprint contact, (v) the contract number that Sprint assigned to this Agreement, and

(vi) the purchase order. With respect to Products, the invoice must include a description of the Products being ordered, the date shipment was made and the shipping origination and destination. In addition, the line item on the invoice must match the line item on the purchase order, unless there has been a price reduction since the purchase order date.

VMU will invoice Sprint upon shipment of the Phones for the aggregate number of Phones shipped. If Sprint and VMU mutually agree to implement electronic data interchange, Sprint will submit information, invoices and reports using EDI, and VMU’s EDI standards.

For any amounts owed Sprint pursuant to the terms and conditions of this Agreement, Sprint will invoice VMU at:

Virgin Mobile USA, LLC

10 Independence Boulevard

Warren, NJ 07059

Attn: Accounts Payable Dept.

6.2.	Payment

(a)	With respect to Phones, Sprint will pay to VMU the amount shown due on any invoice within 60 days of the date of invoice. VMU will invoice Sprint upon shipment for the aggregate number of Phones shipped to the Sprint distribution center.

(b)	With respect to Top-Up Cards, Sprint shall pay VMU the amount shown due on any invoice within 30 days from the date of invoice. VMU will invoice Sprint on a weekly basis for * of the Face Value of Top-Up Cards that are Activated for the Stores and the Sprint Affiliate Stores through the Web Interface during the previous week. Notwithstanding the foregoing, if Sprint implements a point-of-sale activation system for Activation of the Top-Up Cards at the point-of-sale, VMU will invoice Sprint on a weekly basis for * of the Face Value of Top-Up Cards Activated at the point-of-sale at the Stores during the previous week and payment for Top-Up Cards will be due within 30 days of the date of invoice.

(c)	All payments will be made in cash or cash equivalent funds in US Dollars. Sprint may make payment by electronic fund transfer to VMU if VMU offers such form of payment and Sprint has agreed to the terms of such transfer with VMU.

(d)	Any payment due by Sprint to VMU, that is not received on or before the date such payment is due, shall bear interest at the lower of (i) * per annum or (ii) the maximum rate permitted by law, from the date due until paid in full.

(e)	If VMU’s records of activations and shipments of Top-Up Cards varies from Sprint’s reports regarding Top-Up Cards, VMU and Sprint shall promptly meet to reconcile any such variance. In the event that VMU’s records and Sprint’s reports with respect to Top-Up Cards varies, VMU shall have the right to have an independent auditor audit Sprint’s books and records regarding Top-Up Cards, upon at least seven (7) days advance written notice and solely during normal business hours and at VMU’s sole expense. If such independent auditor determines that Sprint has underpaid any amounts, Sprint shall immediately remit such amount of underpayment to VMU.

6.3.	VMU Disputed Amounts

If Sprint disputes any amount due to VMU, Sprint will give VMU written notice of the disputed amount and the reason for the dispute as follows: (i) with respect to amounts due for Phones, within 30 days after the receipt of invoice and (ii) with respect to amounts due for Top-Up Cards, within 15 days after the receipt of the invoice. For the avoidance of doubt, in the event that Sprint disputes any amounts due to VMU in any invoice, Sprint shall pay VMU all undisputed amounts in full on or before the due date of such amounts in accordance with Sections 6.2(a) and 6.2(b) above. Dispute notices will be sent to the following address:

Virgin Mobile USA, LLC

10 Independence Boulevard

Warren, NJ 07059

Attn: Accounts Receivable Dept.

With a copy to:

Virgin Mobile USA, LLC

10 Independence Boulevard

Warren, NJ 07059

Attn: General Counsel

Sprint shall not withhold or set off any obligations of VMU to Sprint, whether under this Agreement or otherwise, against obligations of Sprint to VMU under this Agreement. VMU shall not withhold or set off any obligations of Sprint to VMU, whether under this Agreement or otherwise, against obligations of VMU to Sprint under this Agreement.

6.4.	Taxes

Sprint will collect any taxes on Products sold at the Stores and will be responsible for remitting those taxes to the proper authorities. VMU will collect and be responsible for any taxes owed on the Services. Otherwise, each party is responsible for any taxes imposed on it as a result of its performance under this Agreement. Sprint shall provide, upon VMU’s request, (a) appropriate resale certificates, and (b) the average selling price of airtime transactions on a monthly basis.

7.0	RETURNS AND WARRANTY CLAIMS

7.1.	Return Process

Subject to the provisions relating to return of Top-Up Cards that are deactivated through the Web Interface as set forth in Section 3.10, Sprint will make all returns in accordance with VMU’s Return Policy. Sprint shall also receive information on Product sales and returns from the Stores and compile such information into a report to be provided to VMU on as requested basis that will set forth the number of Products sold and received for return by each Store, identified by Store number, address and phone number. The parties agree that VMU will not accept any returns of Accessories.

7.2.	Defective Products

Sprint will return in accordance with VMU’s Return Policy, at VMU’s expense, any Product that Sprint has not sold and that is defective as defined in VMU’s Return Policy. To the extent provided under VMU’s Return Policy, Sprint will receive a credit equal to the Price paid by Sprint for each defective Product returned, less the amount of any credit issued by VMU to Sprint in accordance with Section 8 of this Agreement, plus the return shipping expenses. No credit will be given if the Product has been abused by Sprint including, without limitation, physical damage or unauthorized alteration or programming.

7.3.	Customer Satisfaction Returns

Sprint will accept customer satisfaction returns from, and refund the sales price of Products purchased from Sprint by End-Users, in accordance with VMU’s Return Policy in effect at the time of the End-User’s purchase of the Products from Sprint. To the extent provided in VMU’s Return Policy, Sprint will receive a credit equal to the Price for each Product returned by an End-User and returned to VMU, less the amount of any credit issued by VMU to Sprint in accordance with Section 8 of this Agreement. All such Products shall be returned, at Sprint’s expense, to VMU.

7.4.	Timing of refunds

Any refund owed by VMU to Sprint will be credited through a credit note provided within 60 days from VMU’s receipt of Phones returned in accordance with VMU’s Return Policy.

7.5.	Warranty Claims

VMU is responsible for handling all End-User warranty claims, returns and other issues related to the performance of the Products. Sprint is responsible for handling all End-User warranty claims, returns and other issues related to the performance of the Accessories.

8.0	PRICE PROMOTIONS, PRICE PROTECTION

8.1.	Price Promotions

(a)	If Sprint elects to participate in any promotional discount offered on the Phones by VMU that occurs at the point of sale at the Stores, such promotional discount will be funded by VMU through VMU’s provision of a credit issued to Sprint calculated as follows: Original Cost of Goods Sold - Adjusted Cost of Goods Sold.

(b)	Solely for the purposed of this Section 8.1, the following definitions shall apply:

(i)	“Adjusted Cost of Goods Sold” shall mean the Promotional Price for the applicable Phone less the Sprint Margin as applied to the Promotional Price.

(ii)	“Original Cost of Goods Sold” shall mean the Original Suggested Retail Price for the applicable Phone less the Sprint Margin as applied to the Original Suggested Retail Price.

(iii)	“Original Suggested Retail Price” shall mean VMU’s then-current suggested retail price for the Phone, without any consideration of the Promotional Discount.

(iv)	“Promotional Price” shall mean the Original Suggested Retail Price less the Promotional Discount.

(vi)	“Promotional Discount” shall mean the point-of-sale discount on the Phone as offered by VMU.

(vii)	“Sprint Margin” shall mean Sprint’s * deduction with respect to Phones.

Sprint shall provide supporting documentation on a monthly basis that demonstrates the End-Users receipt of such promotional discount at the Stores, whereupon VMU shall provide Sprint with the applicable credit during the following calendar month. Upon reasonable advance written notice from VMU, Sprint will provide documentation to VMU to support its credit claim under this Section 8.1. Upon reasonable advance written notice from VMU and during normal working hours, VMU shall have the right, at VMU’s expense, to have an independent auditor review Sprint’s books and records with respect to the credit claim requested by Sprint. The independent auditor shall determine the amount, if any, of the applicable credit to Sprint and such determination shall be binding upon the parties.

8.2.	Price Protection

Sprint will receive a price protection credit in respect of Sprint’s inventory of Phones within the Stores, in-transit or on-hand for sale on the date a Price Reduction (as defined below) in VMU’s suggested retail price for Phones is effective. Sprint will determine the amount of inventory on hand on the effective date of the price reduction and submit a price reduction credit claim to VMU with supporting documentation that demonstrates such inventory on hand, whereupon VMU shall provide Sprint with the applicable credit during the following calendar month. Upon reasonable advance written notice from VMU, Sprint will provide documentation to VMU to support its credit claim with respect to the credit allowance requested by Sprint under this Section 8.2. Upon reasonable advance written notice from VMU and during normal working hours, VMU shall have the right, at VMU’s expense, to have an independent auditor review Sprint’s books and records with respect to the credit claim requested by Sprint. The independent auditor shall determine the amount, if any, of the applicable credit to Sprint and such determination shall be binding upon the parties.

For the purposes of this Section 8.2, the term “Price Reduction” shall mean a permanent markdown by VMU of the suggested retail price and shall in no event include any rebates or promotional offers.

8.3.	Pricing Status as of Effective Date

VMU represents that as of the Effective Date, VMU is not providing an Initial Member (as such term is defined in that certain Amended and Restated Limited Liability Company Agreement, dated May 16, 2002), or their affiliates or subsidiaries (excluding Sprint Spectrum L.P.), with a higher Margin Percentage on the sale of Products. “Margin Percentage” shall mean the percentage of VMU’s suggested retail price for the Product to be withheld by the applicable retailer for sales of the Products.

9.0	MARKETING

9.1.	Marketing Funds

(a)	VMU and Sprint will work together on the development of mutually agreeable point-of-sale displays for use in each Store and Sprint Affiliate Store that sells the Products. The costs of the Point-of-Sale Displays, and any updates or modifications to the Point-of-Sale Displays, whether in a Store or a Sprint Affiliate Store, shall be as mutually agreed upon in advance by the parties; provided that the parties will mutually agree upon the aggregate quantities of each type of Point-of-Sale Displays set forth on Exhibit I to be used by the Stores and Sprint Affiliate Stores and VMU shall be responsible for paying for the cost of such Point-of-Sale Displays; provided further that the total outstanding aggregate amount of VMU’s reimbursement obligation to Sprint shall not exceed * at any one time without VMU’s prior written approval. Sprint shall provide VMU with documentation evidencing such costs incurred by each such Store and Sprint Affiliate Store on a quarterly basis, commencing upon the Effective Date. VMU shall reimburse Sprint within sixty (60) days from VMU’s receipt and approval of such documentation and invoice from Sprint.

(b)	VMU will pay an amount equal to * of the Face Value of Top-Up Card sales by Sprint into a Co-op Fund established, maintained and held by VMU. The Co-op Fund will be used by Sprint to promote sales of Products, including without limitation paying for design and development of merchandising vehicles (e.g., store windows, signage). The Co-op Fund shall be used solely as mutually agreed upon in writing by the parties and in conformity to VMU’s Co-op Policy, as such policy has been provided to Sprint and as amended from time to time by VMU with reasonable prior notice. Sprint shall invoice VMU for such agreed upon use of the Co-op Fund on a quarterly basis, commencing upon the Effective Date. VMU shall reimburse Sprint for such invoiced expenditures within 45 days from VMU’s receipt of Sprint’s invoice. Any Co-op Funds that are unused at the end of each calendar year may be used in the following year, provided that if such funds are not used during such subsequent year or are unused as of termination or expiration of this Agreement, such funds shall revert to, and be claimed by, VMU.

(c)	Notwithstanding the foregoing, in no event shall VMU pay, nor Sprint earn, any such funds as set forth in clauses (a) and (b) above for any calendar period in which Sprint fails to comply with VMU’s Co-op Policy.

9.2.	Displays and Point of Purchase Material

Sprint will provide space within each Store for the Products. Because of the variances in each Store, no commitment can be made for the amount of space provided in each Store for the Product. Sprint currently contemplates providing 4 feet of wall space within the Stores as a starting point, but reserves the right to provide whatever space is available in Sprint’s discretion for the Products in each individual Store.

The parties will work collaboratively to design and develop mutually agreeable point-of-sale displays used in the Stores and Sprint Affiliate Stores, including without limitation mutually agreeable updates or modifications to any such point-of-sale displays. Sprint agrees that the Products shall be displayed by each Store and Sprint Affiliate Store on one of the Point-of-Sale Displays set forth on Exhibit I attached to this Agreement; provided that the aggregate quantities of each type of Point-of-Sale Displays set forth on Exhibit I to be used by the Stores and Sprint Affiliate Stores shall be mutually agreed upon by the parties. Sprint’s merchandising and point-of-sale materials, and all other materials shall be subject to the prior approval of VMU. Sprint shall only use VMU’s trademarks, trade names and other marks solely as set forth in the VMU Trademark Policy and Usage Guidelines, attached hereto as Exhibit D.

9.3.	Marketing Materials

VMU shall provide Product brochures and other standard VMU marketing materials (e.g., Top-Up merchandisers) at no cost to Sprint. The parties will work together to determine the appropriate quantity of VMU marketing materials per Store. VMU will provide the approved design and layout for any VMU marketing materials, including any marketing materials that are packaged with Accessories sold by Sprint with the Phones, and VMU will pre-approve any copy relating to the Products, VMU services or the Accessories contained in or on any packaging, advertising, promotional or marketing materials used by Sprint or the Sprint Affiliate Stores in connection with the marketing and sale of the Products and Accessories.

9.4.	Use of Trademarks

9.4.1.	General

Subject to the terms and conditions of this Agreement, and VMU’s Trademark Policy attached as Exhibit D, VMU grants to Sprint the limited right to use the Authorized Marks to sell, distribute for sale, and promote, the Products and the Accessories. Sprint is also permitted to use the Authorized Marks in modifications to the marketing materials and to create new marketing materials, in each case subject to VMU’s prior approval.

Sprint agrees that the Authorized Marks and the marketing materials are proprietary to VMU and nothing in this Agreement constitutes the grant of a general license for their use. Sprint acquires no right, title, or interest in the marketing materials of the Authorized Marks or the goodwill associated with the Authorized Marks due to its use of the Authorized Marks, other than the right to use the Authorized Marks in accordance with this Agreement. In accepting this Agreement, Sprint acknowledges VMU’s ownership of the Authorized Marks, the goodwill connected therewith and the validity of the Authorized Marks. Sprint agrees not to attack the Authorized Marks, nor assist anyone in attacking them. Sprint further agrees not to make any application to register the Authorized Marks, nor to use any confusingly similar trademark, service mark, trade name or derivation during and after expiration or termination of this Agreement. This paragraph will survive the termination of this Agreement. Upon termination of this Agreement, all rights of Sprint to use the marketing materials and Authorized Marks will expire; Sprint must discontinue use of the Authorized Marks, and all marketing materials will be destroyed or returned by Sprint, at the discretion of VMU.

9.4.2.	Modification of Marketing Materials

Sprint agrees that any modification or alteration to any of the marketing materials, or creation of new marketing materials containing the Authorized Marks, must be pre-approved by VMU.

9.4.3.	Approvals

Each of VMU and Sprint will respond to materials submitted by the other party for pre-approval within 5 days of its receipt of such materials.

9.4.4.	Extensions to Third Parties Prohibited

Sprint is not permitted to extend permission to use any of the marketing materials or any of the Authorized Marks to any third party without the prior written approval of VMU, and agrees not to permit such use without the prior written approval of VMU.

9.4.5.	Use of Sprint Trademarks

Any use by VMU of the Sprint Marks will be governed by the terms of the Sprint Trademark License Agreement. Further, before VMU may use any Sprint Marks in any advertising or promotional material relating to the sale of the Products in the Stores, it must be approved by Sprint, and until further notice, VMU must receive such approval from Scott Relf, Senior Vice President, Marketing. Mr. Relf’s contact information is: Scott Relf, Senior Vice President, Marketing, 6130 Sprint Parkway, Overland Park, KS 66251, Mailstop: KSOPHJ 0412 - 4A101, phone: (913) 762-6026, fax: (913) 762-0827.

9.5.	Advertising and Business Practices

All advertising and promotion by Sprint and VMU will be completely factual. Sprint and VMU agree to not use any business or advertising practice that may be injurious to the business of the other party. Any use by VMU of the Sprint Marks in any such advertising or promotion will be governed by the terms of the Sprint Trademark License Agreement. Any use by Sprint of the Authorized Marks in any such release, announcement or disclosures will be governed by the VMU Trademark Policy.

10.0	TRAINING

VMU will provide Sprint with training materials at VMU’s sole cost and expense to assist Sprint in the training of its point-of-sale personnel with respect to the Products, as determined in VMU’s sole discretion. Any training services to be performed by VMU shall be solely as mutually agreed upon in writing by the parties.

11.0	OTHER COVENANTS

11.1.	DISCLAIMER OF WARRANTIES

NEITHER SPRINT NOR VMU MAKES ANY WARRANTIES REGARDING THE PRODUCTS AND DISCLAIMS ANY IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR NON-INFRINGEMENT. NOTHING IN THIS AGREEMENT WILL BE CONSTRUED AS OR IS INTENDED TO BE A WARRANTY BY SPRINT OR VMU. VMU MAKES NO WARRANTIES (EXPRESS OR IMPLIED) REGARDING THE ACCESSORIES AND DISCLAIMS ANY AND ALL LIABILITY IN CONNECTION WITH THE ACCESSORIES.

11.2.	Ethical Conduct and Related Covenants

Each Party will perform its obligations under this Agreement, in a diligent, legal, ethical, and professional manner.

11.3.	Theft and Fraud

(a)	Sprint must notify the VMU as soon as practical of Sprint’s learning of the loss or theft of any Products from its Stores.

(b)	Sprint will not sell any devices that are designed, advertised, or capable of being used by the End-User, or is reasonably likely to be used by the End-User, to alter the programming of a VMU Phone or which VMU has designated as reasonably likely to be used by the user to alter or modify the handset in an unlawful manner (including changing any coding sequences in the handset). Sprint will comply with practices and procedures adopted by VMU which are intended to counter fraudulent activities involving the Products, including without limitation the Phones.

11.4.	Sprint’s Responsibility for Fraud

Sprint will not and will not permit its agents, employees or representatives to engage in fraudulent activities. VMU will not be obligated to pay Sprint any monies for any Products for which fraudulent accounts have been established or which have been used for any fraudulent activities.

11.5.	Internet Sales and Internet Marketing

If the parties can work out a mutually acceptable process, as agreed in writing, Sprint may sell Products over the Internet. Subject to Section 9.4, Sprint may use the Authorized Marks to advertise the Products (provided the sale of the Products occurs in the Sprint’s Store) or to tell customers how to reach Sprint on Sprint’s Internet Website. Sprint may not use unsolicited commercial electronic messages (“UCE” or “Spam”) to advertise the Products. Sprint may not directly or indirectly, use the Authorized Marks to sell the products via the Internet. Sprint may not, directly or indirectly, use the Authorized Marks in registration of domain names that contain “Sprint” and “VMU”, or in banner advertising or Internet portals, e-mail addresses, URLs or domain names or meta tags.

12.0	REPRESENTATIONS AND WARRANTIES

Each party for itself makes the following representations and warranties:

12.1.	Due Incorporation or Formation; Authorization of Agreements

The party is either a limited partnership or corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The party has the full power and authority to execute and deliver this Agreement to perform its obligations under this Agreement.

12.2.	No Conflict; No Default

Neither the execution, delivery and performance of this Agreement nor the consummation by the party of the transactions contemplated in this Agreement will conflict with, violate or result in a breach of (a) any law, regulation, order, writ, injunction, decree, determination or award of any governmental authority or any arbitrator, applicable to such party, and, if applicable, (b) any of the terms, conditions or provisions of the certificate of limited partnership or articles of incorporation or bylaws (or other governing documents) of such party, or (c) any material agreement, including, without limitation, distribution or agency or other types of agreements with other wireless telecommunication service or product providers, or (d) any instrument to which such party is or may be bound or to which any of its material properties or assets is subject.

12.3.	Litigation

There are no actions, suits, proceedings or investigations pending or, to the knowledge of the party, threatened against or affecting the party or any of its properties, assets or businesses in any court or before or by any governmental agency which could, if adversely determined, reasonably be expected to have a material adverse effect on the party’s ability to perform its obligations under this Agreement. The party has not received any currently effective notice of any material default.

12.4.	Good Title

VMU represents that Sprint will have good and clean title to all Products at the time of delivery to Sprint.

13.0	INSURANCE

Both parties must, during the term of this Agreement and at its sole expense, obtain and keep in force, the following insurance:

(a)	Commercial General Liability Coverage, including personal injury, bodily injury, property damage, operations hazard, independent contractor coverage, contractual liability, and products and completed operations liability, in limits not less than * for each occurrence (combined single limit); and

(b)	Worker’s Compensation as provided for under any Workers’ Compensation or similar law in each location where such party has employees located and Employer’s Liability insurance with a limit of not less than * per accident or disease.

14.0	INDEMNIFICATION

14.1.	General Cross-Indemnification for Third Party Claims

Subject to Section 14.2 and the procedures in Exhibit B, and except to the extent that a party is obligated to indemnify the other party under the PCS Services Agreement, a party (“Indemnitor”) agrees to indemnify, defend and hold harmless the other party and its directors, officers, employees, agents, successors and assigns (separately and collectively, the “Indemnitee”) from and against any and all liabilities, damages, costs and expenses (including reasonable attorneys’ fees) as solely arising from third party claims or demands which may be assessed against or incurred by Indemnitee to the extent relating to or arising out of any breach of this Agreement, except to the extent caused by the Indemnitee.

14.2.	VMU’s Intellectual Property Indemnification

Subject to the procedures in Exhibit B, and except to the extent that Sprint is obligated to indemnify VMU under the PCS Services Agreement, VMU will indemnify and defend Sprint Indemnitees from and against all damages and claims arising out of any claim that the Products and any resulting sale or use of the Products constitutes an infringement of any patent, trademark, or copyright of any country or the misappropriation of any trade secret of any third party. In addition, if Sprint’s right to use or sell the Products is enjoined, VMU will, at VMU’s sole option and VMU’s expense, either:

(a)	procure for Sprint and End-Users the right to use and sell the Products from the third-party claiming infringement; or

(b)	replace the Products with equivalent non-infringing Products; or

(c)	modify the Products so they become non-infringing, or

(d)	if (a), (b) or (c) are not commercially reasonable, refund the Price paid for the infringing Products to Sprint.

15.0	LIMITATION OF LIABILITY

Except for obligations under Sections 9.4, 14 and 17, neither party will be liable to the other for special, indirect, incidental, exemplary, consequential (including lost profits) or punitive damages arising out of either party’s performance or lack of performance under this Agreement.

Except for obligations under sections 9.4, 14 and 17, neither party will be liable to the other for direct damages under this Agreement that exceed the total dollar value of the Products sold to Sprint during the 12 months prior to the claim. If 12 months of Products have not been sold, then the number of months where Products have been sold will be extrapolated as if 12 months of Products purchases have been sold. By example, if only 6 months of sales have been made, the dollar amount of those 6 months would be doubled to get the cap under this paragraph.

16.0	TERMINATION OF AGREEMENT

16.1.	Events of Termination

(a)	Either party may terminate this Agreement for any reason in its sole discretion upon at least 90 days prior written notice given to the other party. If Sprint terminates pursuant to Section 16.1(a) or VMU terminates for Sprint’s material breach of the Agreement under Section 16.1(b), Sprint will not be entitled to the reimbursement for the point of sale activation system described in Section 3.10. If Sprint has already received the reimbursement before it terminates under this Section 16.1(a) or VMU terminates for Sprint’s material breach of the Agreement under Section 16.1(b), it will reimburse VMU for any point of sale payment under Section 3.10 (i) within the 90 day period following Sprint’s delivery of the termination notice in the case of Sprint’s termination under Section 16.1(a), or (ii) upon termination of the Agreement in the case of VMU’s termination for Sprint’s material breach under Section 16.1(b).

(b)	Either party may terminate this Agreement (the “Terminating Party”) with ten (10) days advance written notice for any material breach of the Agreement, including:

(1)	if the other party (the “Defaulting Party”) fails to pay any amount when due after being given the chance to cure;

(2)	the Defaulting Party institutes proceedings for the appointment or application of a receiver for the other party;

(3)	the Defaulting Party makes an assignment for the benefit of its creditors;

(4)	a party other than the Defaulting Party initiates proceedings for the appointment or application of a receiver for the Defaulting Party, which the Defaulting Party fails to have terminated or discharged within thirty (30) days.

16.2.	Method of Termination

A party having the right to terminate this Agreement may exercise such right by giving the other party a written notice stating the Agreement is terminated as of the later of the date of the notice or the permitted termination date.

16.3.	Duties upon Termination

If either party terminates this Agreement as permitted in Section 16.1 then:

(a)	The parties will use all commercially reasonable efforts to (i) cease as promptly as practicable all of their respective efforts to promote the sale of the Products and Accessories (if any) through Sprint’s Stores and (ii) cause the Sprint Affiliates to cease as promptly as practicable all of their respective efforts to promote the sale of the Products and Accessories (if any).

(b)	The parties will immediately stop making any statements or taking any actions that might cause third parties to infer that any business relationship continues to exist between the parties, and where necessary or advisable, inform third parties that the parties no longer have a business relationship.

16.4.	Effect of Termination

Subject to Section 15.0, termination of this Agreement is without prejudice to any other rights or remedies of the parties and is without liability for any loss or damage occasioned by the termination. Termination of this Agreement does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue as a result of any act or omission prior to termination or from any obligation which is expressly stated to survive the termination.

17.0	CONFIDENTIALITY

Sprint or VMU may from time to time disclose to the other party certain Confidential Information. VMU’s Confidential Information shall include, without limitation, End-User information. The recipient of Confidential Information will use it only to further the parties’ relationship and will not disclose Confidential Information to any third party without the written consent of the disclosing party. If Confidential Information is required to be produced by law, court order, or governmental authority, the recipient must immediately notify the party that disclosed it. The party that disclosed the Confidential Information may move for a protective order or other appropriate relief. The recipient will cooperate with the party that disclosed the Confidential Information to reasonably protect it. Confidential Information remains the property of the party that disclosed it. If the disclosing party’s request that all or part of Confidential Information (including copies) disclosed under this Agreement be returned or destroyed, the recipient will return or destroy the Confidential Information within fifteen (15) days of the request. Each party acknowledges that its unauthorized disclosure or use of Confidential Information may result in irreparable harm. If there is a breach or threatened breach of this paragraph, the potentially injured party may seek injunctive relief to protect its Confidential Information. Each party agrees it may not raise the defense of an adequate remedy at law during any injunctive relief proceeding. The Confidential Information obligations shall survive termination of this Agreement.

If the parties executed a Non-Disclosure Agreement before the Effective Date related to the sale of Products within the Stores, it is superceded by this Agreement. All Confidential Information disclosed under the Non-Disclosure Agreement will be governed by the terms of this Agreement.

18.0	GENERAL PROVISIONS

18.1.	Notices and Inquiries

All notices, consents, and inquiries required or permitted by any provision of this Agreement will be in writing and delivered by hand or overnight courier (with acknowledgment received by such courier) charges prepaid, and addressed as follows:

If to VMU:

Virgin Mobile USA, LLC

10 Independence Boulevard

Warren, NJ 07059

Attn: General Counsel

If to Sprint:

Sprint Spectrum L.P.

Director, Private Label Services

6160 Sprint Parkway

Overland Park, KS 66251

With a Copy to:

Sprint Spectrum L.P.

6450 Sprint Parkway

Overland Park, Kansas 66251

Attention: V.P., Law, Sales and Marketing

Any notice will be deemed to have been given on the date deposited with an overnight courier (if sent by overnight courier), or the date personally delivered to (or refused by) the other party (if delivered by hand). Any party may from time to time specify a different address by notice to the other party.

18.2.	Construction

This Agreement will be construed simply according to its fair meaning and not strictly for or against either party. No rule of construction requiring interpretation against the drafter will apply in the interpretation of this Agreement.

18.3.	Time

Time is of the essence with respect to this Agreement, including its Exhibits.

18.4.	Independent Contractors

The parties do not intend to create any agency, franchise, partnership, joint venture or other profit-sharing arrangement, landlord-tenant, or lessor-lessee relationship, or any other relationship than seller-buyer.

18.5.	Headings

The article and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

18.6.	Severability

Every provision of this Agreement is intended to be severable. If any term or provision of this Agreement is void, illegal, invalid or unenforceable for any reason whatsoever, that term or provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and such voidability, illegality, invalidity or unenforceability will not affect the validity or legality of the remainder of this Agreement. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.

18.7.	Further Action

Each party, upon the reasonable request of the other party, agrees to perform all further acts and execute, acknowledge, and deliver any documents which may be reasonably necessary, appropriate, or desirable to carry out the intent of the parties and the purposes of this Agreement.

18.8.	Governing Law/Jury Trial Waiver

The internal laws of the State of Delaware (without regard to principles of conflict of law) will govern this Agreement, including its validity, the construction of its terms, and the interpretation of the rights and duties of the parties under this Agreement.

Each party waives its respective right to a jury trial for all claims or causes of action (including counterclaims) related to or arising out of this Agreement or the transactions contemplated by this Agreement brought by a party against another party. This waiver applies to all Agreement amendments.

18.9.	Counterpart Execution

This Agreement may be executed in any number of counterparts with the same effect as if each party had signed the same document. All counterparts will be construed together and will constitute the Agreement.

18.10.	Entire Agreement and Amendments

The provisions of this Agreement, including its Exhibits set forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and supersede all prior agreements, oral or written, and other communications between the parties relating to the subject matter of this Agreement. Unless otherwise expressly provided in this Agreement, this Agreement can only be modified in writing signed by both parties.

18.11.	Parties in Interest; Limitation on Rights of Others

Except as otherwise provided in this Agreement, the terms of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Nothing in this Agreement, whether express or implied, will be construed to give any person other than the parties any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained in this Agreement.

18.12.	Assignability

Neither party may assign this Agreement, or any of its rights or duties hereunder, without the prior written consent of the other party, provided that either party may assign this Agreement pursuant to the sale of all or substantially all of its assets or stock, pursuant to a merger with a third-party, or pursuant to a public offering of securities.

18.13.	Waivers

The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the party entitled to enforce such term, but any such waiver is effective only if in a writing signed by the party against which such waiver is to be asserted. Except as otherwise provided in this Agreement, no failure or delay of any party in exercising any right under this Agreement will operate as a waiver, nor will any single or partial exercise of any such right, or any abandonment or discontinuance of steps to enforce such right, preclude any other or further exercise thereof or the exercise of any other right.

18.14.	Force Majeure

No party is liable for failure to perform its obligations under this Agreement if such failure arises directly out of causes beyond its reasonable control, including, act of God, fire, flood, other natural cause, or terrorist event; laws, orders, rules, regulations, directions, or action of any governmental authority having jurisdiction or any civil or military authority; national emergency, riot, or war; or labor difficulties. The party suffering an event of force majeure is excused on a day-to-day basis, provided, however, that such party will use all commercially reasonable efforts to remove such force majeure event.

18.15.	Disclosure

All media releases and public announcements or disclosures by either party relating to this Agreement, its subject matter or the purpose of this Agreement are to be coordinated with and consented to by the other party in writing prior to the release thereof.

18.16.	Compliance with Laws

Sprint and VMU will each comply with all applicable federal, state, county and local laws, rules, regulations and orders which apply to the performance of its obligations under this Agreement.

18.17.	Conflicts

If there is a conflict between terms in the body of the Agreement and the Exhibits, the term in the body of the Agreement will control. If there is a conflict between terms in a purchase order and the body of the Agreement or an Exhibit, the body of the Agreement or the Exhibit will control.

18.18.	No Third Party Beneficiaries.

This Agreement is entered into by and between parties for the sole benefit of Sprint and VMU. The parties do not intend, and expressly disclaim any intent, for there to be any third party beneficiaries to this Agreement, or the relationships or transactions anticipated hereunder.

This Agreement is executed as of the Effective Date.

SPRINT SPRECTUM L.P.		VIRGIN MOBILE USA, LLC

By:	/s/ Thomas E. Mateer	By:	/s/ Daniel H. Schulman
Name:	Thomas E. Mateer	Name:	Daniel H. Schulman
Its:	Vice President—Affiliations	Its:	Chief Executive Officer

Exhibit B

INDEMNIFICATION PROCEDURES

1.	Procedure

1.1	Notice

The Indemnitee will give Indemnitor written notice within 30 days if:

(a)	any claim or demand will be made or liability asserted against Indemnitee, or

(b)	any suit, action, or administrative or legal proceedings will be instituted or commenced in which any Indemnitee is involved or is named as a defendant either individually or with others.

1.2	Defense by Indemnitor

If, within 30 days after the giving of the notice, Indemnitee receives written notice from Indemnitor stating that Indemnitor disputes or intends to defend against the claim, demand, liability, suit, action or proceeding, then Indemnitor will have the right to select counsel of its choice and to dispute or defend against the claim, demand, liability, suit, action or proceeding, at its expense.

Indemnitee will fully cooperate with Indemnitor in the dispute or defense so long as Indemnitor is conducting the dispute or defense diligently and in good faith; provided, however, that Indemnitor will not be permitted to settle the dispute or claim without the prior written approval of Indemnitee, which will not be unreasonably withheld. Even though Indemnitor selects counsel of its choice, Indemnitee has the right to additional representation by counsel of its choice to participate in the defense at Indemnitee’s sole cost and expense.

1.3	Defense by Indemnitee

If no notice of intent to dispute or defend is received by Indemnitee within the said 30 day period, or if diligent and good faith defense is not being, or ceases to be, conducted, Indemnitee has the right to dispute and defend against the claim, demand or other liability at the sole cost and expense of Indemnitor and to settle the claim, demand or other liability, and in either event to be indemnified as provided for in this Section. Indemnitee is not permitted to settle the dispute or claim without the prior written approval of Indemnitor, which approval will not be unreasonably withheld.

1.4	Costs

The indemnifying party’s indemnity obligation includes reasonable attorneys’ fees, investigation costs, and all other reasonable costs and expenses incurred by the indemnified party from the first notice that any claim or demand has been made or may be made, and is not limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable under applicable workers’ compensation acts, disability benefit acts, or other employee benefit acts. The provisions of this Section will survive the termination of this Agreement with respect to any damage, injury, or death occurring before the termination.

Exhibit C

FEES AND PRICES

1. Phones. During the term of the Agreement, VMU shall sell Phones to Sprint at a discount of * below the applicable suggested retail price. For the avoidance of doubt, rebates or promotional offers by VMU shall not constitute any adjustment in the suggested retail price.

2. Top-Up Cards. Sprint shall pay VMU * of the Face Value of Top-Up Cards that are Activated and were provided to Sprint and the Sprint Affiliates.

Exhibit D

VIRGIN MOBILE TRADEMARK POLICY

Defined terms that are in the text of Exhibit D apply only to Exhibit D. Otherwise, the defined terms have the same meaning as the Agreement. This Exhibit D only applies to Sprint’s use of VMU’s Authorized Marks.

1.0	Virgin Mobile Marks

1.1 Virgin Mobile hereby grants to Sprint for the term set forth in Section 2.0 of the Agreement (“Term”) a non-exclusive, non-transferable, personal, royalty-free license to use the Virgin Mobile logo(s) depicted in Attachment 1 hereto (the “Virgin Mobile Marks”), solely in connection with the marketing and sale of the Products and any Accessories under the Agreement (“Program”) for use only in the United States of America (the “Territory”), and, provided that such use is directed only to customers and prospective customers residing in the Territory in accordance with the terms of this Addendum. With respect to the promotion and sale of Accessories, the foregoing license confers to Sprint the right to use the Virgin Mobile Marks solely in the form specified by Virgin Mobile in writing and attached hereto as Attachment 3 of Exhibit D, and no modification, stylization, or derivative thereof shall be used by Sprint without Virgin Mobile’s prior written approval, which may be withheld in Virgin Mobile’s sole discretion. Sprint may sublicense the rights in this Section 1.1 of Exhibit D solely to the extent a sublicense is implied by the retention of third parties in connection with the advertising, marketing, and other promotional activities relating to the Accessories and the packaging of the Accessories; provided that Sprint remains liable for any act or omission of any sublicense that would constitute a breach of the Agreement or this Virgin Mobile Trademark Policy. Virgin Mobile represents and warrants that Virgin Mobile has the right, pursuant to the Virgin Trademark License Agreement with Virgin Enterprises Ltd. (“VEL”), dated October 4, 2001, to use and license the Virgin Mobile Marks only in the Territory for the Program to Sprint as provided in this Addendum. Except as provided in this Section 1, neither the Agreement nor this Addendum grants Sprint any right, title, interest, or license in or to any of Virgin Mobile’s names, logos, trade dress, designs, or other trademarks. Use of the Virgin Mobile Marks shall be as specified in this Addendum or as provided by Virgin Mobile from time to time upon ten (10) business days’ notice.

1.2 Sprint acknowledges that VEL is the owner of the Virgin Mobile Marks worldwide and all associated goodwill. All uses hereunder of the Virgin Mobile Marks shall inure solely to the benefit of VEL. Sprint hereby assigns and shall assign in the future to VEL all rights it may acquire by operation of law or otherwise in the Virgin Mobile Marks during the term of the Agreement, including all applications or registrations therefor, along with the goodwill associated therewith.

1.3 Except as may be specifically provided for in the Agreement or as otherwise expressly authorized by Virgin Mobile, Sprint is authorized to use the Virgin Mobile Marks only as approved in advance by Virgin Mobile, which approval shall not be unreasonably withheld or delayed, and Sprint shall promptly take all steps necessary to fully correct and remedy any deficiencies in its use of the Virgin Mobile Marks upon notice from Virgin Mobile. Sprint acknowledges and agrees that approval for uses may be withheld pursuant to this Section to the extent necessary to comply with the Virgin Trademark License Agreement.

1.4 Virgin Mobile and VEL shall have the sole right to and in their sole discretion may commence, prosecute or defend, and control any action concerning the Virgin Mobile Marks. Sprint shall not at any time contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Virgin Mobile’s or VEL’s rights or goodwill in the Virgin Mobile Marks in any country, including attempted registration of the Virgin Mobile Marks, or use or attempted registration of any mark confusingly similar thereto; provided, however, that if a court, governmental agency or tribunal of competent jurisdiction, in a proceeding brought by a party other than Sprint, determines that any of the Virgin Mobile Marks is not protectable as a trademark in the relevant jurisdiction, then Sprint’s obligations under this Section 1.4 shall terminate with respect to that mark in such jurisdiction.

1.5 Sprint agrees to maintain the quality of the Program at a level that meets or exceeds standards of quality generally applicable to marketing activities heretofore undertaken under the Sprint brand and that meets all terms of the Agreement. Sprint shall promptly take all steps necessary to fully correct and remedy any deficiencies in the quality and performance of the Program upon notice from Virgin Mobile.

2.	Usage Guidelines

Sprint agrees to comply with the usage guidelines adopted from time to time by Virgin Mobile with respect to the Virgin Mobile Marks licensed hereunder. Virgin Mobile will give Sprint reasonable prior notice of its guidelines prior to requiring compliance with such guidelines. Virgin Mobile’s current guidelines are appended hereto as Attachment 2 to this Exhibit D.

Attachment 1

to

Exhibit D

VIRGIN MOBILE MARKS

Virgin Mobile

Virgin Mobile USA [logo]

Virgin Mobile USA, LLC

Attachment 2

to

Exhibit D

VIRGIN MOBILE USA, LLC’S STANDARD TRADEMARK / LOGO USAGE GUIDELINES

From time to time, during the term of the Agreement (including without limitation the Addendum), Virgin Mobile USA, LLC (“Virgin Mobile”) may provide to Sprint additional trademark usage guidelines to be deemed Virgin Mobile’s Trademark/Logo Usage Guidelines under this Exhibit D.

Trademark Usage Guidelines

Pursuant to the terms of the Agreement (including without limitation the Addendum), Sprint is granted a limited license to use Virgin Mobile’s trademarks which are limited to VIRGIN MOBILETM and any other images or marks provided to you by Virgin Mobile (the “Marks”). The Marks are important and valuable assets of Virgin Mobile and proper use of the Marks (especially for all published materials, including articles, newsletters, press releases, webpages, multimedia and advertisements) is critical to maintaining the value of the Marks and the good will associated with the Marks.

The following guidelines should be followed for each reference to the Marks:

•	Do not use the Marks in or as a company name or in combination with any other trade name, trademark, service mark or trade dress unless approved in writing in advance by Virgin Mobile.

•

Do not incorporate the Marks into your own product names, service names, trademarks or logos and do not adopt or use any trade name, trademark, service mark or trade dress which is likely to be confused with, or to dilute, any of the Marks.

•	Do not use any of the Marks for any business, goods or services other than Virgin Mobile’s goods and services.

•	Do not apply to register or own any registration of any of the Marks.

•	Do not sublicense or permit any third party to use any of the Marks without the prior written approval of Virgin Mobile.

•	Do not use the Marks in a manner which could cause confusion as to Virgin Mobile’s sponsorship, affiliation or endorsement of the goods or services being offered or promoted.

•	A Mark should always be used as an adjective and should be accompanied by an appropriate noun. Do not use a Mark as a noun or verb, or in the possessive or plural form.

•	You must use a noun (a generic term) in association with each Mark the first time the Mark appears in text, and as often as possible after that.

•

Any reference to the Marks should identify Virgin Enterprises Ltd. as the owner of the mark and Virgin Mobile as the service provider, e.g. “Virgin” and “Virgin Mobile” is a registered trademark of Virgin Enterprises Ltd,” “Virgin Mobile USA’s [Mark and description of product/services]” or “[Mark] brought to you by Virgin Mobile USA.”

•

Always use the appropriate symbol (®, TM or SM) in connection with all of the Marks. At a minimum, the proper symbol must be used at the most prominent use of the Mark (usually a headline) and again on the first occurrence of the Mark in text.

•

In addition to attributing ownership of the Marks to Virgin Mobile and using the appropriate trademark symbols (®, TM or SM), please use the following trademark notice on the same page or in the area in which a Mark appears: “[Mark] is a trademark and/or registered trademark of Virgin Enterprises Ltd. in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.”

•

Each use of a Mark should be consistent with its registered form or proper usage and should not be altered in any manner or combined with other terms. Do not vary any Mark by abbreviating it or changing its spelling.

•	Upon request, you will provide, for Virgin Mobile’s approval, copies and/or access to any materials which make use of any Mark.

Attachment 3

to

Exhibit D

AUTHORIZED DESIGNS

Exhibit E

VMU RETURN POLICY

RETURNS AND EXCHANGES

Definitions

Return: a request by an End-User for a credit or refund of the purchase price of the product. In these instances, the End-User is not seeking to replace the product with another VMU product.

Exchange: an instance where an End-User replaces a product with another VMU product.

Handset/Starter Kit Policy

VMU’s policies for Returns and Exchanges are similar. VMU’s core product offer (starter kit) may include the following items: a handset, battery, charger, documentation, and other specific VMU material. VMU will accept phones that are returned to a Sprint location within 30 days and consistent with the Sprint’s return policy. Procedures for obtaining a Return Authorization are outlined in Section IV.

VMU asks that Sprint review their return policy with VMU prior to accepting shipment of products and further requests that subsequent policy changes be communicated to VMU in a timely fashion. Please be advised that if Sprint’s return policy extends beyond 30 days, it must obtain approval from VMU if they would like to obtain credits for any post 30 day returns.

End-Users that request a return/exchange outside of Sprint’s return policy should be directed to VMU’s customer care organization.

Credits

No Credit: VMU anticipates that Sprint will return to stock any products which are sealed and returned in pristine condition in their original packaging. Accordingly, VMU will not need to issue credits in these instances.

Full Credit: VMU will credit Sprint the Price paid by Sprint, less the amount of any credit issued by VMU to Sprint in accordance with Section 8 of this Agreement, for any Product that has been opened (i.e. where the seal is broken) and where the handset and all other components have been returned. VMU requests that Sprint visibly inspect the merchandise to ensure that there has been no obvious physical damage. All merchandise shall be returned in a reasonable time according to pre-arranged Return Authorization (RA) and shipping procedures as outlined in Section IV.

Partial Credit: VMU will issue a partial credit to Sprint for any Product that has been opened (i.e. where the seal is broken) and where some material is missing. VMU requests that Sprint visibly inspect the merchandise to ensure that there has been no obvious physical damage. All merchandise shall be returned in a reasonable time according to pre-arranged Return Authorization (RA) and shipping procedures as outlined in Section IV.

Partial credits will be given as shown in the Incomplete or Damaged Packaging Matrix schedule on the following page. VMU’s intention is to re-coup the cost for the item (i.e. there are no penalties or premiums). Please note that the prices shown may change from time-to-time to reflect changes in the market.

Incomplete or Damaged Packaging Matrix

Condition	Charge
Missing/Damaged Packing Materials	*
Missing/Damaged Books/Manuals	*
Missing/Damaged Virgin Mobile Materials	*
Missing/Damaged Battery	*
Missing/Damaged Battery Charger	*
Missing/Damaged Phone	*

Accessory Policy

As stated previously, VMU’s core product includes a handset, battery, charger, documentation, and VMU materials. The return of accessories that are sold as part of the initial purchase of the phone shall be handled as part of the Handset/Starter Kit return policy (i.e. they are not addressed in this section).

VMU may also work with Sprint on licensing agreements for accessories that the Sprint develop and manage themselves. Since VMU does not sell these items, VMU will not accept them for return.

Top-Up Card Policy

VMU’s replenishment return policy varies based on the type of replenishment method VMU’s retail partners utilize. In general, VMU would encourage its retail partners to adopt a “non-returnable and non-refundable” policy with regards to airtime replenishment products.

POSA Cards: Retailers have two return policy options with regards to POSA cards. First, retailers could make POSA cards non-returnable and non-refundable (VMU’s preferred method). Second, retailers could accept a product return within the parameters of the retailer’s standard return policy if and only if the following conditions are met:

•	The product has not been opened

•	The pin number remains concealed under the scratch-off film

•	There is no evidence of fraud/product manipulation

•	The retailer is able to successfully deactivate individual PINs upon return of the product.

•	The retailer creates a process (approved by VMU) for the successful disposal of the product

Please note that under no circumstances should returned POSA cards be returned to stock. Additionally, no credits will be given for cards that are opened or where the protective scratch-off coating has been completely or partially removed.

E-PIN Cards: Since the PIN is made visible to the End-User at the point of sale, VMU will not issue a credit once an E-PIN purchase has been completed. VMU encourages Sprint to reinforce the product labeling, and make this policy clear to End-Users before they complete the purchase.

Hot Cards: VMU does not issue credit on the return of hot cards. The sale of the Top-up Card to the End-User is final. VMU encourages Sprint to reinforce the product labeling, and make this policy clear to End-Users before they complete the purchase.

REPAIRS/DEFECTIVE UNITS

Overview

VMU stands behind the products it sells and will accept products back for replacement, where these failures occur within manufacturer’s warrantee periods (typically one year). Depending on the circumstances, coverage for defective products may be longer.

Definition

Repairs: a request by a End-User for resolution to a condition where the product is believed to have failed in whole or part. In these instances, the End-User is seeking to have the trouble resolved or is seeking an exact replacement of the product with the same product.

Defective Products: a product (i) against which an allegation is made that the use of such Products infringes on any patent, trademark, trade secret, copyright, right of privacy or publicity, or any other tangible or intangible proprietary or intellectual property right; or (ii) are not manufactured, packaged, or labeled in accordance with industry standards and/or all applicable laws, ordinances, rules, and regulations; or (iii) that are recalled by the manufacture will also be accepted back by VMU at VMU’s expense. All other returns in accordance with this Return Policy shall be accepted back by VMU at Sprint’s expense.

Handset/Starter Kit Repairs

VMU prefers to handle requests for repair that occur within the retailers return/exchange window in the same way that it handles returns and exchanges. Specifically, the End-User should be issued a new phone or accessory from stock. The product should then be packed and returned as part of a full kit to VMU (following VMU’s RA process). Since unwarranted returns can negatively impact End-User satisfaction, VMU will work to identify and address the root cause for any returns. While VMU does not wish to put any undue burden on its distribution partners, VMU would appreciate any steps that Sprint takes to help VMU reduce unwarranted requests for repair.

End-Users who discover a failure outside the retailer’s return/exchange window should be directed to VMU’s Customer Care group. Note: VMU’s merchant support group is also available to answer questions by in-store staff should additional support be required.

Top-Up Card Repairs

Given the possibility for fraud associated with cards, VMU asks that Sprint directs any End-Users with issues regarding their Top-Up card to VMU’s Customer Care group. Customer Care will have the ability to work with the End-User or involve the fraud resolution group as necessary. Claims arising from the requests will be handled on a case by case basis.

RETURN AUTHORIZATION (RA) FORM & SHIPPING INSTRUCTIONS

Requesting an RA

An RA number is required before any phone can be shipped to the VMU Return Center

To make it easier to return phones, VMU has included an RA form. Fill out a copy of the form and follow these steps:

•	Fill out the form completely, including SKU number or UPC code, contact name, phone, fax and quantity.

•	Fax the completed form to Virgin Mobile USA, 1-317-707-2167

•	Within 2 business days Sprint will receive a return fax with its RA number.

•	Pack the units into a master carton, write the RA number on the outside of the box, include a copy of the RA form and ship to the address listed below.

Virgin Mobile Returns Center

501 Airtech Parkway

Dock Doors 23/24

Plainfield, IN 46168

•	Phone kits will be stripped out in accordance with Sprint’s returns center procedures. Original packaging or literature will not be retained and individual components will be received separately.

•	Phone kits will be returned to VMU as separate components. These separate components will be packed into gridded master cartons designed to prevent damage in shipment.

•

Returned VMU Phones will be packed in transport quality boxes. Boxes must be no larger that 20” x 20” x 25” and cannot weigh more than 80 pounds. Gridded master cartons will accommodate 50 handsets or 120 travel chargers or 260 batteries.

•	Sprint will use commercially reasonable efforts to ship an equal number of handsets, chargers and batteries on the same shipment.

•	For multiple box shipments, label the boxes 1 of 4, 2 of 4, 3 of 4, etc…Sprint will accomplish this guideline through our UPS label process or other suitable methods.

•	Returned phones that are out of warranty due to End-User abuse, water damage or beyond the return window will not be accepted and will be returned.

Shipping and Delivery Scheduling

•	Sprint may also choose to use one of our recommended carriers listed below for LTL shipments.

American Freightways

Langham

•	The carrier must have a valid RA# available in order to be scheduled. An RA # will be accepted and appointment will be set at that time.

•

All freight deliveries to VMU Return Center (Brightpoint Inc.) must have a scheduled delivery appointment 24 hours prior to the actual delivery being made. The freight company must contact the inbound clerk to schedule the appointment. The phone number for scheduling an appointment is (800) 952-2355 (ext. 2261). Receiving hours are between 6:00 am and 2:00pm Monday through Friday.

•

Appointments are not necessary for small package carrier (i.e. UPS, Airborne or Federal Express) shipments. Shipments are limited to no more than 200 pounds or 10 boxes per shipment, per day. Shipments exceeding these criteria will be regarded as receipts requiring an appointment.

The following information is required for all appointment requests:

•	Carrier name

•	End-User name

•	A valid RA number

•	Total cartons / total pallets

•	Weight of shipment

•	Carrier PRO number and/or shipment number

Without this information, NO delivery appointment can be scheduled.

Bill of Lading Requirements

THE BILL OF LADING REQUIREMENTS ARE MANDATORY. FAILURE TO COMPLY WITH THESE INSTRUCTIONS COULD RESULT IN COSTLY DELAYS.

All shipments regardless of mode or FOB status must be accompanied by a Bill of Lading. The Bill of Lading must include the following:

•	Retailer Name

•	Shipping Address

City, State, and Zip code

•	Bill to address

•	Freight payment terms

•	Actual ship date

•	Carrier

•	Trailer number

•	Seal number

•	Total number of cartons, pallets, and gross weight of shipment

•	Product descriptions

•	VMU RA #

If shipping multiple RA numbers together, all numbers must be listed with a carton break down by RA

•

“Shipper Load and Count” (actual carton quantity the carrier picked up from the vendor or shipper) printed on the Bill of Lading when a trailer is loaded and sealed without the driver being afforded the opportunity to count or inspect the freight.

Carriers are responsible for the Bill of Lading carton quantities; consequently shortages will result in a freight claim against the carrier. However, any unit discrepancies received against the packing list are the vendors’ responsibility.

Contacts

Retail Account Managers

Calvin Troll                (800) 352-9088                Ext 6719

Return Authorization Form

Return Authorization#: __________________

Date: _________________________________	Customer: _________________________________

Customer Store Number (if applicable):______	Shipping Address:___________________________

Phone #:______________________________	Address, Line 2:_____________________________

Fax #:________________________________	City, State, and Zip:__________________________

Contact Name: _________________________	Customer Document__________________________

Ship To:	Virgin Mobile Returns Center 501 Airtech Parkway Dock Doors 23/24 Plainfield, IN 46168

Return Authorization#: __________________	Page ____ of ____

SKU Number/UPC Code	Qty	Reason for return

Exhibit F

SPRINT AFFILIATE OPT-IN AGREEMENT

The following are the minimum terms that each Sprint Affiliate must agree to in writing prior to offering Virgin Mobile’s products for sale:

(1) [Sprint Affiliate] agrees to sell Virgin Mobile’s mobile terminal handsets (“Phones”) and pre-paid personal identification numbers and/or cards (“PINs”, and collectively with the Phones, the “Products”) solely to end user customers.

(2) Virgin Mobile grants [Sprint Affiliate] a license to use certain Virgin Mobile’s trademarks, trade names, logos or services marks solely as set forth in the Virgin Mobile Trademark Policy attached hereto as Schedule 1. Virgin Mobile will defend and indemnify [Sprint Affiliate] against any third-party claim that [Sprint Affiliate]’s use of the Virgin Mobile trademarks, trade names, logos or services marks as authorized by Virgin Mobile hereunder infringes a third party’s rights in its trademarks, trade names, logos or services marks.

(3) [Sprint Affiliate] shall not solicit or gather information on customers purchasing the Products other than information required to conduct a sales transaction (e.g., information required for a credit card purchase), and, to the extent that [Sprint Affiliate] receives any information on end users of Virgin Mobile’s Products or services and/or the Accessories (“Virgin Mobile End Users”) as a result of this Agreement, [Sprint Affiliate] will not use any such information to engage in any marketing, promotion, selling or other efforts directed at such Virgin Mobile End-Users. This limitation in the previous sentence will not prohibit [Sprint Affiliate] from marketing or contacting Virgin Mobile End Users if [Sprint Affiliate] has contact information for the Virgin Mobile End User developed independent from this Agreement; provided, however, that such marketing or contact is not directed substantially at Virgin Mobile End Users.

(4) Virgin Mobile makes no representations or warranties with respect to the Products or the Accessories, express or implied (including any implied warranty of merchantability or fitness for a particular purpose), and Virgin Mobile shall have no liability whatsoever with respect to the Accessories, including, without limitation, the marketing and/or sale of such Accessories.

(5) [Sprint Affiliate] will be responsible for collecting taxes at the point of sale and remitting the same in states where such taxes are required to be paid. [Sprint Affiliate] is also responsible for providing, upon Virgin Mobile’s request appropriate resale certificates. [Sprint Affiliate] shall indemnify and hold Virgin Mobile, and its parent, subsidiaries and affiliates, and their respective directors, offices, employees and agents harmless from and against any liability, including any taxes, penalties and interest, arising from or relating to [Sprint Affiliate’s] failure to pay such taxes as required by law.

(6) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, VIRGIN MOBILE SHALL NOT BE LIABLE TO [SPRINT AFFILIATE] FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES OR LOST PROFITS, OPPORTUNITIES, DATA OR REVENUES OR OTHER SIMILAR INDIRECT DAMAGES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT. NOTWITHSTANDING ANYTHING TO

THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL VIRGIN MOBILE’S AGGREGATE LIABILITY FOR DIRECT DAMAGES TO [SPRINT AFFILIATE] EXCEED THE TOTAL DOLLAR VALUE OF PRODUCTS SUPPLIED TO [SPRINT AFFILIATE] DURING THE PRIOR THREE (3) MONTHS.

(7) These terms are the entire agreement between [Sprint Affiliate] and Virgin Mobile, may only be modified by subsequent written agreement, and are governed by the law of the State of New York.

[SPRINT AFFILIATE]	VIRGIN MOBILE USA, LLC

By:	By:
Name:	Name:
Its:	Its:

Schedule 1

VIRGIN MOBILE TRADEMARK POLICY

This Trademark Policy (“Addendum”) is attached to and forms a part of the agreement (the “Agreement”), by and between Virgin Mobile USA, LLC (“Virgin Mobile”) and [Sprint Affiliate], dated _______ __ , 2003. Unless otherwise defined in this Addendum, capitalized terms shall have the meaning set forth in the Agreement.

1.0	Virgin Mobile Marks

1.1 Virgin Mobile hereby grants to [Sprint Affiliate] for the term set forth in Section 2.0 of the Amended and Restated Distribution Agreement (the “Agreement”), between Virgin Mobile and Sprint Spectrum L.P., dated as of July __, 2003 (the “Term”) a non-exclusive, non-transferable, personal, royalty-free license to use the Virgin Mobile logo(s) depicted in Attachment 1 hereto (the “Virgin Mobile Marks”), solely in connection with the marketing and sale of the Products and any Accessories under the Agreement (“Program”) for use only in the United States of America (the “Territory”), and, provided that such use is directed only to customers and prospective customers residing in the Territory in accordance with the terms of this Addendum. With respect to the promotion and sale of Accessories, the foregoing license confers to [Sprint Affiliate] the right to use the Virgin Mobile Marks solely in the form(s) specified by Virgin Mobile in writing and attached hereto as Attachment 3 of this Addendum, and no modification, stylization, or derivative thereof shall be used by [Sprint Affiliate] without Virgin Mobile’s prior written approval, which may be withheld in Virgin Mobile’s sole discretion. Virgin Mobile represents and warrants that Virgin Mobile has the right, pursuant to the Virgin Trademark License Agreement with Virgin Enterprises Ltd. (“VEL”), dated October 4, 2001, to use and license the Virgin Mobile Marks only in the Territory for the Program to [Sprint Affiliate] as provided in this Addendum. Except as provided in this Section 1, neither the Agreement nor this Addendum grants [Sprint Affiliate] any right, title, interest, or license in or to any of Virgin Mobile’s names, logos, trade dress, designs, or other trademarks. Use of the Virgin Mobile Marks shall be as specified in this Addendum or as provided by Virgin Mobile from time to time upon ten (10) business days’ notice.

1.2 [Sprint Affiliate] acknowledges that VEL is the owner of the Virgin Mobile Marks worldwide and all associated goodwill. All uses hereunder of the Virgin Mobile Marks shall inure solely to the benefit of VEL. [Sprint Affiliate] hereby assigns and shall assign in the future to VEL all rights it may acquire by operation of law or otherwise in the Virgin Mobile Marks during the Term, including all applications or registrations therefor, along with the goodwill associated therewith.

1.3 Except as may be specifically provided for in the Agreement or as otherwise expressly authorized by Virgin Mobile, [Sprint Affiliate] is authorized to use the Virgin Mobile Marks only as approved in advance by Virgin Mobile, which approval shall not be unreasonably withheld or delayed, and [Sprint Affiliate] shall promptly take all steps necessary to fully correct and remedy any deficiencies in its use of the Virgin Mobile Marks upon notice from Virgin Mobile. [Sprint Affiliate] acknowledges and agrees that approval for uses may be withheld pursuant to this Section to the extent necessary to comply with the Virgin Trademark License Agreement.

1.4 Virgin Mobile and VEL shall have the sole right to and in their sole discretion may commence, prosecute or defend, and control any action concerning the Virgin Mobile Marks. [Sprint Affiliate] shall not at any time contest the validity of, by act or omission jeopardize, or take any action inconsistent with, Virgin Mobile’s or VEL’s rights or goodwill in the Virgin Mobile Marks in any country, including attempted registration of the Virgin Mobile Marks, or use or attempted registration of any mark confusingly similar thereto; provided, however, that if a court, governmental agency or tribunal of competent jurisdiction, in a proceeding brought by a party other than [Sprint Affiliate], determines that any of the Virgin Mobile Marks is not protectable as a trademark in the relevant jurisdiction, then [Sprint Affiliate]’s obligations under this Section 1.4 shall terminate with respect to that mark in such jurisdiction.

1.5 [Sprint Affiliate] agrees to maintain the quality of the Program at a level that meets or exceeds standards of quality generally applicable to marketing activities heretofore undertaken under the [Sprint Affiliate] brand and that meets all terms of the Agreement. [Sprint Affiliate] shall promptly take all steps necessary to fully correct and remedy any deficiencies in the quality and performance of the Program upon notice from Virgin Mobile.

2.	Usage Guidelines

[Sprint Affiliate] agrees to comply with the usage guidelines adopted from time to time by Virgin Mobile with respect to the Virgin Mobile Marks licensed hereunder. Virgin Mobile will give [Sprint Affiliate] reasonable prior notice of its guidelines prior to requiring compliance with such guidelines. Virgin Mobile’s current guidelines are appended hereto as Attachment 2 to this Schedule 1.

Attachment 1

to

Schedule 1

VIRGIN MOBILE MARKS

Virgin Mobile

Virgin Mobile USA [logo]

Virgin Mobile USA, LLC

Attachment 2

to

Schedule 1

VIRGIN MOBILE USA, LLC’S STANDARD TRADEMARK / LOGO USAGE GUIDELINES

From time to time, during the Term, Virgin Mobile USA, LLC (“Virgin Mobile”) may provide to [Sprint Affiliate] additional trademark usage guidelines to be deemed Virgin Mobile’s Trademark/Logo Usage Guidelines under this Schedule 1.

Trademark Usage Guidelines

Pursuant to the terms of the Agreement (including without limitation the Addendum), [Sprint Affiliate] is granted a limited license to use Virgin Mobile’s trademarks which are limited to VIRGIN MOBILETM and any other images or marks provided to you by Virgin Mobile (the “Marks”). The Marks are important and valuable assets of Virgin Mobile and proper use of the Marks (especially for all published materials, including articles, newsletters, press releases, webpages, multimedia and advertisements) is critical to maintaining the value of the Marks and the good will associated with the Marks.

The following guidelines should be followed for each reference to the Marks:

•	Do not use the Marks in or as a company name or in combination with any other trade name, trademark, service mark or trade dress unless approved in writing in advance by Virgin Mobile.

•

Do not incorporate the Marks into your own product names, service names, trademarks or logos and do not adopt or use any trade name, trademark, service mark or trade dress which is likely to be confused with, or to dilute, any of the Marks.

•	Do not use any of the Marks for any business, goods or services other than Virgin Mobile’s goods and services.

•	Do not apply to register or own any registration of any of the Marks.

•	Do not sublicense or permit any third party to use any of the Marks without the prior written approval of Virgin Mobile.

•	Do not use the Marks in a manner which could cause confusion as to Virgin Mobile’s sponsorship, affiliation or endorsement of the goods or services being offered or promoted.

•	A Mark should always be used as an adjective and should be accompanied by an appropriate noun. Do not use a Mark as a noun or verb, or in the possessive or plural form.

•	You must use a noun (a generic term) in association with each Mark the first time the Mark appears in text, and as often as possible after that.

•

Any reference to the Marks should identify Virgin Enterprises Ltd. as the owner of the mark and Virgin Mobile as the service provider, e.g. “Virgin” and “Virgin Mobile” is a registered trademark of Virgin Enterprises Ltd,” “Virgin Mobile USA’s [Mark and description of product/services]” or “[Mark] brought to you by Virgin Mobile USA.”

•

Always use the appropriate symbol (®, TM or SM) in connection with all of the Marks. At a minimum, the proper symbol must be used at the most prominent use of the Mark (usually a headline) and again on the first occurrence of the Mark in text.

•

In addition to attributing ownership of the Marks to Virgin Mobile and using the appropriate trademark symbols (®, TM or SM), please use the following trademark notice on the same page or in the area in which a Mark appears: “[Mark] is a trademark and/or registered trademark of Virgin Enterprises Ltd. in the United States and/or in other countries. Other product and company names herein may be trademarks of their respective owners.”

•

Each use of a Mark should be consistent with its registered form or proper usage and should not be altered in any manner or combined with other terms. Do not vary any Mark by abbreviating it or changing its spelling.

•	Upon request, you will provide, for Virgin Mobile’s approval, copies and/or access to any materials which make use of any Mark.

Attachment 3

to

Schedule 1

AUTHORIZED DESIGNS

Exhibit G

SPRINT AFFILIATE LIST

Alamosa PCS LLC

Bright Personal Communications Services, LLC

Enterprise Digital PCS, LLC

Georgia PCS Management LLC

Gulf Coast Wireless, LLC

Horizon Personal Communications, Inc

Independent Wireless One Corporation

IPCS, Inc.

Louisiana Unwired, L.L.C.

Northern PCS Services, LLC

Roberts Wireless Communications, L.L.C.

Shenandoah Personal Communications Company

Southwest PCS, L.P.

Swiftel Communications

Texas Unwired

UbiquiTel L.L.C.

VIA Wireless, LLC

Washington Oregon Wireless, LLC

Exhibit H

VMU MASTER CARTON QUANTITIES

Product	Master Carton Quantity
Kyocera 2119 model handset	10 handsets to a master carton

Kyocera 2255 model handset	10 handsets to a master carton

Top Up Cards (all denominations)	100 cards to a master carton, consisting of 20 bundles of 5 cards, 10 bundles of 10 cards or 1 bundle of 100 cards, as specified in request from retailer

Marketing materials	Master Carton Quantity
Brochures with maps	300 to a master carton, consisting of 12 bundles, 25 brochures to a bundle

Exhibit I

POINT-OF-SALE DISPLAYS

3’ Freestanding Unit	4’ In-Line Wall Unit	2’ In-Line Wall Unit